SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 4, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

SARISSA CAPITAL BELIEVES THAT INNOVIVA’S RECENT STATEMENTS

REINFORCE THAT INNOVIVA IS BEING RUN FOR

THE BENEFIT OF MANAGEMENT AND NOT SHAREHOLDERS

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Innoviva pays its employees and directors nearly $16 million a year primarily to monitor an agreement that gives Innoviva very little input and no control

Innoviva’s purported process of adding its own directors, while itself flawed, is very different than the perfunctory process that Innoviva used to reject all Sarissa nominees

Innoviva should release all documents requested by Sarissa’s 220 letter to paint the true picture of their poor corporate governance

Greenwich, CT, April 4, 2017 – Sarissa Capital Management LP (“Sarissa”) today made the following statement in connection with its intent to nominate a minority slate to the Board of Directors of Innoviva, Inc. (NASDAQ: INVA) (“Innoviva”) at its 2017 annual meeting of stockholders to be held on April 20, 2017 at 8:30 a.m. EDT in Philadelphia.

Innoviva’s recent public statements reinforce our belief that Innoviva misses the big picture –Innoviva should be run for the benefit of shareholders, not management. All shareholder money spent should be justified in order to maximize shareholder return.

Innoviva recently boasted that it runs a lean structure that pays its employees nearly $14 million per year, or $1 million per employee, and has operating expenses of approximately $25 million per year, or $1.8 million per employee. On this “shoestring” budget, Innoviva’s principal function is to staff two joint committees with GSK under an agreement that is structured in such a way to give Innoviva no meaningful voice in its dealings with GSK. Does Innoviva therefore really believe that its joint committee tasks justify spending approximately $25 million per year, or $1.8 million per employee, and paying compensation of nearly $14 million per year, or $1 million for each employee? We doubt GSK spends this much to staff these committees. Sarissa asserts that Innoviva too would spend much less but for one important fact –Innoviva is not operated to maximize the return to shareholders.

Sarissa strongly believes that Innoviva must learn that shareholder capital must be optimized for the benefit of shareholders, not management. We are gravely concerned about management’s ability to be good stewards of future shareholder capital.

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Innoviva is spending approximately $25 million per year, or $1.8 million per employee, to simply collect royalties. This sum is an outrageous amount of money for a company with such a simple business. Innoviva claims that this level of spending (which they consider lean!) is necessary due to its significant responsibilities on the joint committees and that Innoviva’s help is critical to GSK for the commercial success of GSK’s respiratory products. These claims are simply not true.

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Innoviva has very little input and no control under the collaboration agreement. Under the agreement, GSK has overall responsibility for all development activities and has sole discretion with respect to all development decisions. The joint committee structure is nothing more than window dressing designed to ensure GSK remains in control. Under the agreement, if a committee has more than two disagreements in 12 months, GSK thereafter controls all decisions for that committee for the life of the agreement, other than to resolve commercial conflict issues, if any arise. Obviously, this creates a huge disincentive to disagree with GSK. IF INNOVIVA DISAGREES WITH GSK MORE THAN TWICE IN ANY YEAR, GSK GAINS A PERPETUAL UNILATERAL VETO.

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Innoviva’s involvement is not critical to GSK’s success. GSK has proven quite adept at selling respiratory products without Innoviva. GSK successfully sold and marketed Advair to peak sales of over $8 billion annually without Innoviva. And even Innoviva admits that it has no control over GSK’s marketing and sales efforts. SO WHY IS INNOVIVA WASTING ALL OF THIS SHAREHOLDER MONEY WITHOUT JUSTIFYING EACH DOLLAR SPENT?

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Innoviva’s purported process to add its own directors, while itself flawed, was very different than the perfunctory process undertaken by Innoviva to summarily reject all Sarissa nominees. Innoviva proudly released a manufactured timeline showing all of the meetings and processes undertaken by the various board members in connection with their decision to add two director nominees sourced by a search firm engaged by the company. Assuming the accuracy of this timeline, it provides a stark contrast to the perfunctory process undertaken by the board when they summarily rejected all Sarissa nominees. This timeline portrays a board interested in meeting and interviewing candidates sourced by the company’s search firm at length before making an important decision. In contrast, the NomGov committee had not even bothered to meet with Sarissa or any of our nominees, and the independent directors had scarcely interacted with any of us before it summarily rejected all Sarissa nominees. It seems that nominees proposed by the company are taken much more seriously than nominees proposed by shareholders. HOW COULD CHAIRMAN WILLIAM WALTRIP AND FORMER NOMGOV CHAIRMAN PAUL PEPE REJECT OUR NOMINEES WITHOUT EVEN MEETING US?

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Innoviva’s process to add its own directors was itself terribly flawed. The search firm that found these candidates was engaged by the company instead of the NomGov committee members – William Waltrip, Paul Pepe and James Tyree. This search firm reviewed candidates with the company instead of the NomGov committee, and on that basis, narrowed the choices for the board. The CEO, instead of members of the NomGov committee, reached out to Patrick LePore (who would later be added to the compensation committee) about potential appointment to the board at the subsequent board meeting. Bear in mind that Innoviva has previously publicly disclosed that, despite adding five new directors in the past three years, the NomGov committee had only one meeting. Of course, after we pointed out this complete disregard for good corporate governance, Innoviva “discovered” three NomGov committee meetings. THESE FACTS REINFORCE OUR CONCERNS ABOUT A POORLY FUNCTIONING NOMGOV COMMITTEE AND A COMPANY DOMINATED BY ITS CEO.

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Innoviva’s practice of “concurrent” independent committee meetings raises several questions. The NomGov committee recommended directors to the board during “concurrent” board meetings. Does this mean that during a full board meeting, the NomGov committee took action required to be taken by independent directors only? WE ASK INNOVIVA — WAS THE CEO PRESENT DURING THESE “CONCURRENT” MEETINGS? IF SO, DO YOU THINK THIS IS APPROPRIATE?

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Innoviva continues to withhold documents under our 220 request. In response to our 220 request under Delaware law, we were able to obtain documents from Innoviva that, while heavily redacted and only partially responsive, reinforced our belief that Innoviva is fraught with bad corporate governance and dominated by its CEO. Unfortunately, Innoviva continues to prohibit us from freely sharing these documents with our fellow stockholders. As we do not believe Innoviva has any legitimate basis to withhold these documents, we are seeking court approval to share them with our fellow stockholders. WE URGE INNOVIVA TO PROVIDE US WITH ALL OF THE INFORMATION WE REQUESTED AND TO ALLOW US TO RELEASE WHAT LIMITED HEAVILY REDACTED MATERIALS WERE PROVIDED.

•	Innoviva’s criticism of Sarissa’s nominees is misguided. Our nominees have extensive financial, healthcare and pharmaceutical experience, having held senior executive and/or director positions at numerous companies. Most importantly, our nominees understand that shareholder capital must be optimized for the benefit of shareholders, not management. We are confident that our nominees will work hard to ensure that Innoviva is no longer run for the benefit of management but for the benefit of shareholders.

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George Bickerstaff III and Jules Haimovitz recently oversaw, during their tenure on the board of ARIAD Pharmaceuticals, a stock price increase from $6.65 to $24, or 261%. This dramatic increase in shareholder value was driven by smart capital allocation decisions and a focus on operational excellence which put the company in a position to be sold for a substantial premium. WHY DOES INNOVIVA IGNORE THE RECENT SUCCESS OF THESE NOMINEES AND THE VALUE THAT THEY CAN ADD TO THE BOARD?

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Innoviva’s continued criticism of Enzon during the board tenures of Alex Denner and Odysseas Kostas is a distortion of the facts. Enzon’s revenue and expenses declined due to the sale of assets and the suspension of clinical development activities after failed clinical trials (failed clinical trials are a common occurrence in biotech). Enzon was left with royalty revenues that were expected to decline due to royalty expirations and changing dynamics in the hepatitis C market. Enzon further reduced expenses to conserve capital and maximize value returned to stockholders. Today, as a public company, Enzon continues to collect royalty revenues, returning capital to stockholders and spending less than $2 million annually, including compensation to management and directors. We ask that Innoviva stockholders reach out to large stockholders of Enzon. Sarissa believes that investors will appreciate the difference between a company run for the benefit of shareholders (Enzon) versus one run for the benefit of management (Innoviva).

INNOVIVA DOES NOT MARKET OR SELL ANY DRUGS. IT JUST COLLECTS ROYALTIES.

SO WHY IS IT SPENDING SO MUCH MONEY AND

WHY IS IT PAYING ITS MANAGEMENT AND DIRECTORS SO MUCH?

IT IS TIME FOR INNOVIVA TO BE OPTIMIZED FOR SHAREHOLDERS.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us deliver the necessary change to Innoviva. It is important that you submit your GOLD proxy card AS SOON AS POSSIBLE. Importantly, if you receive a white card from Innoviva, DO NOT return it, just discard it. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD.

PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card. You may also vote by phone or internet by following the instructions on the GOLD PROXY CARD. If you have any questions regarding your GOLD proxy card or need assistance in executing your proxy, please contact our proxy solicitor, D.F. King & Co., Inc. by telephone at the following numbers: stockholders call toll-free: (800) 549-6746 and banks and brokerage firms call: (212) 269-5550, or through the internet at www.dfking.com/INVA.

Contacts:

Sarissa Capital Management LP

Melinda Zech

203-302-2330

D.F. King & Co., Inc.

Edward McCarthy

Peter Aymar

212-269-5550

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL-FREE: (800) 549-6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA